                                                                    EXHIBIT 10.1

--------------------------------------------------------------------------------


                         RECEIVABLES PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 13, 2000

                                      AMONG

                    SIERRA BAY RECEIVABLES, INC., AS SELLER,

                    LAFARGE CORPORATION, AS INITIAL SERVICER,

                      BLUE RIDGE ASSET FUNDING CORPORATION,

               THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO

                                       AND

                          WACHOVIA BANK, N.A., AS AGENT



--------------------------------------------------------------------------------

                         RECEIVABLES PURCHASE AGREEMENT

               THIS RECEIVABLES PURCHASE AGREEMENT, dated as of October 13, 2000 is entered into by and among:

               (a) Sierra Bay Receivables, Inc., a Nevada corporation
          ("SELLER"),

               (b) Lafarge Corporation, a Maryland corporation ("PARENT"), as initial Servicer (the Servicer together with Seller, the "SELLER PARTIES" and each, a "SELLER PARTY"),

               (c) Blue Ridge Asset Funding Corporation, a Delaware corporation ("BLUE RIDGE"),

               (d) the entities listed on Schedule A to this Agreement (together with any of their respective successors and assigns hereunder, the "LIQUIDITY BANKS" and, together with Blue Ridge, the "PURCHASERS"), and

               (e) Wachovia Bank, N.A., as agent for the Purchasers (together with its successors and assigns in such capacity, the "AGENT").

UNLESS DEFINED ELSEWHERE HEREIN, CAPITALIZED TERMS USED IN THIS AGREEMENT SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN EXHIBIT I.

                             PRELIMINARY STATEMENTS

               Seller desires to transfer and assign Receivable Interests to the Agent for the benefit of the Purchasers from time to time.

               Blue Ridge may, in its absolute and sole discretion, direct the Agent to purchase Receivable Interests from Seller from time to time. In the event that Blue Ridge declines to make any purchase, the Liquidity Banks shall, at the request of Seller, direct the Agent to purchase Receivable Interests from time to time on behalf of the Liquidity Banks.

               Wachovia Bank, N.A. has been requested and is willing to act as Agent on behalf of the Purchasers in accordance with the terms hereof.


                                   ARTICLE I.

                              PURCHASE ARRANGEMENTS

          Section 1.1 Purchase Facility.

               (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), from time to time prior to the Facility Termination Date, Seller may, at its option, sell and assign Receivable Interests to the Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Blue Ridge may, at its option, instruct the Agent to purchase on behalf of Blue Ridge, or if Blue Ridge shall decline to purchase, the Agent shall purchase, on behalf of the Liquidity Banks, Receivable

Interests from time to time; PROVIDED THAT no Purchase shall be made if, after giving effect thereto, either (i)the Aggregate Invested Amount would exceed the Purchase Limit, or (ii) the aggregate of the Receivable Interests would exceed 100%.

               (b) It is the intent of Blue Ridge to fund and maintain its investment in the Receivable Interest by the issuance of Commercial Paper. If for any reason Blue Ridge is unable, or determines that it is undesirable, to issue Commercial Paper to maintain its investment in the Receivable Interests, or is unable for any reason to repay such Commercial Paper upon the maturity thereof, Blue Ridge will avail itself of a Liquidity Funding under the Liquidity Agreement to the extent available, and the Agent will promptly notify Seller of such Liquidity Funding. If Blue Ridge refinances its investment in a Receivable Interest through a Liquidity Funding, in lieu of paying CP Costs on the Invested Amount pursuant to Article III hereof, Seller will pay Yield thereon at the Alternate Base Rate or the LIBO Rate, selected in accordance with Article IV hereof. Nothing herein shall be deemed to constitute a commitment of Blue Ridge to issue Commercial Paper.

               (c) Seller may, upon at least 10 Business Days' notice to the Agent, terminate in whole or reduce in part, ratably amongst the Liquidity Banks, the unused portion of the Purchase Limit; PROVIDED THAT each partial reduction of the Purchase Limit shall be in an amount equal to $10,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof).

     Section 1.2 Incremental Purchases. Not later than the close of business on the second Business Day prior to each proposed Incremental Purchase, Seller shall provide the Agent with written notice in a form set forth as Exhibit II hereto of each Incremental Purchase (each, a "PURCHASE NOTICE"). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and the Purchase Date; PROVIDED, HOWEVER, that not more than four (4) Incremental Purchases may be made in any calendar month. Following receipt of a Purchase Notice, the Agent will determine whether Blue Ridge agrees to fund the Incremental Purchase. If Blue Ridge declines to fund a proposed Incremental Purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Receivable Interest will be funded by the Liquidity Banks. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Blue Ridge or the Liquidity Banks, as applicable, shall deposit to the Facility Account in immediately available funds, as soon as practicable but in no event later than 2:00 p.m. (New York time), an amount equal to (i) in the case of Blue Ridge, the aggregate Purchase Price of the Receivable Interests Blue Ridge is then purchasing or (ii) in the case of a Liquidity Bank, such Liquidity Bank's Pro Rata Share of the aggregate Purchase Price of the Receivable Interests the Liquidity Banks are purchasing.

     Section 1.3 Decreases. Seller shall provide the Agent with prior written notice (including, without limitation, in a Monthly Report) in conformity with the Required Notice Period (a "REDUCTION NOTICE") of any proposed reduction of Aggregate Invested Amount. Such Reduction Notice shall designate (i) the date (the "PROPOSED REDUCTION DATE") upon which any such reduction of Aggregate Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Invested Amount to be reduced which shall be applied ratably to the Receivable Interests of Blue Ridge and the Liquidity Banks in accordance with the Invested Amount (if any) owing to Blue Ridge, on the one hand, and the Invested Amount (if any) owing to the Liquidity Banks (ratably, based on their respective Pro Rata Shares), on the other hand (the "AGGREGATE REDUCTION"). Only one (1) Reduction Notice shall be outstanding at any time. Subject to compliance with the foregoing notice requirements, the Aggregate Invested Amount shall be reduced on the Proposed Reduction Date in the amount of the Aggregate Reduction specified in such Reduction Notice.

     Section 1.4 Deemed Collections; Purchase Limit.

               (a)  If on any day:

               (i) the Outstanding Balance of any Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof, or

               (ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

               (iii) the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

               (iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or

               (v) any of the representations or warranties of Seller set forth in Section 5.1 (i), (j), (r), (s) or (t) were not true when made with respect to any Receivable,

then, on such day, Seller shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, effective as of the next succeeding Settlement Date shall pay to the Agent's Account the amount of any such Collection deemed to have been received.

               (b) Seller shall ensure that the Aggregate Invested Amount at no time exceeds the Purchase Limit. If at any time the Aggregate Invested Amount exceeds the Purchase Limit,

Seller shall pay to the Agent not later than two (2) Business Days thereafter an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment the Aggregate Invested Amount is less than or equal to the Purchase Limit.

     Section 1.5 Payment Requirements and Computations. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Agent for the account of any Purchaser, they shall be paid to the Agent's Account, for the account of such Purchaser, until otherwise notified by the Agent. All computations of CP Costs, Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

     Section 1.6 Extension of the Liquidity Termination Date. Provided that no Amortization Event exists and is continuing, Seller may request an extension of the Liquidity Termination Date by submitting a request for an extension (each, an "EXTENSION REQUEST") to the Agent no more than 90 days prior to the Liquidity Termination Date then in effect. The Extension Request must specify the new Liquidity Termination Date requested by Seller and the date (which must be at least 30 days prior to the Liquidity Termination Date then in effect) as of which the Agent and the Purchasers must respond to the Extension Request (the "RESPONSE DATE"). The new Liquidity Termination Date shall be no more than 364 days after the Liquidity Termination Date in effect at the time the Extension Request is received, including the Liquidity Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Agent shall notify the Purchasers of the contents thereof and shall request each Purchaser to approve the Extension Request. Each Purchaser approving the Extension Request shall deliver its written approval to the Agent no later than the Response Date, whereupon the Agent shall notify Seller within one Business Day thereafter as to whether all of the Purchasers have approved the Extension Request. If all of the Purchasers have approved the Extension Request, the Liquidity Termination Date specified in the Extension Request shall become effective on the existing Liquidity Termination Date, and the Agent shall promptly notify Seller of the new Liquidity Termination Date. If all of the Purchasers do not unanimously agree to an Extension Request, the Liquidity Termination Date shall remain unchanged.

                                  ARTICLE II.

                            PAYMENTS AND COLLECTIONS

     Section 2.1 Payments of Recourse Obligations. Seller hereby promises to pay the following (collectively, the "RECOURSE OBLIGATIONS"):

               (a) all amounts due and owing under Section 1.4 on the dates specified therein;

               (b) the fees set forth in the Fee Letter on the dates specified therein; and

               (c) all Broken Funding Costs and Indemnified Amounts upon demand.

     Section 2.2 Collections Prior to the Facility Termination Date; Repayment of Certain Demand Advances.

               (a) Prior to the Facility Termination Date, any Deemed Collections received by the Servicer and the Purchasers' Portion of any Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Facility Termination Date, Seller hereby requests and the Purchasers hereby agrees to make, simultaneously with such receipt, a reinvestment (each, a "REINVESTMENT") with the Purchasers' Portion of the balance of each and every Collection received by the Servicer such that after giving effect to such Reinvestment, the Invested Amount of such Receivable Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt.

               (b) On each Settlement Date prior to the Facility Termination Date, the Servicer shall remit to the Agent's Account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and (after deduction of its Servicing Fee) apply such amounts (if not previously paid in accordance with Section 2.1) to the Aggregate Unpaids in the order specified:

               FIRST, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs (if any) that are then due and owing,

               SECOND, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing,

               THIRD, if required under Section 1.3 or 1.4 or to avoid an Amortization Event under Section 9.1(l), to the ratable reduction of Aggregate Invested Amount,

               FOURTH, for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing, and

               FIFTH, the balance, if any, to Seller or otherwise in accordance with Seller's instructions.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.2(b), shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

               (c) If the Collections are insufficient to pay the Servicing Fee and the Aggregate Unpaids specified above on any Settlement Date, Seller shall make demand upon Parent for repayment of any outstanding Demand Advances in an aggregate amount equal to the lesser of (i) the amount of such shortfall in Collections, and (ii) the aggregate outstanding principal balance of the Demand Advances, together with all accrued and unpaid interest thereon, and Parent hereby agrees to pay such amount to the Agent's Account on such Settlement Date.

     Section 2.3 Repayment of Demand Advances on the Facility Termination Date; Collections.

               (a) On the Facility Termination Date, Parent hereby agrees to repay the aggregate outstanding principal balance of all Demand Advances, together with all accrued and unpaid interest thereon, to the Agent's Account, without demand or notice of any kind, all of which are hereby expressly waived by Parent.

               (b) On the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the Secured Parties, all Collections received on each such day. On and after the Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent (after deduction of any accrued and unpaid Servicing Fee as of such date): (i) remit to the Agent's Account the amounts set aside pursuant to the preceding two sentences, and (ii) apply such amounts to reduce the Aggregate Unpaids as follows:

               FIRST, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

               SECOND, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs,

               THIRD, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

               FOURTH, to the ratable reduction of Aggregate Invested Amount,

               FIFTH, for the ratable payment of all other Aggregate Unpaids, and

               SIXTH, after the Final Payout Date, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.3, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

     Section 2.4 Payment Recission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such recission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such recission, return or refunding.

     Section 2.5 Clean Up Call. In addition to Seller's rights pursuant to
Section 1.3, Seller shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase all, but not less than all, of the then outstanding Receivable Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds to the Agent's Account. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Agent.


                                  ARTICLE III.

                            COMMERCIAL PAPER FUNDING

     Section 3.1 CP Costs. The Invested Amount of all Receivable Interests funded by Blue Ridge through the issuance of Commercial Paper shall accrue CP Costs. Each Receivable Interest that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the Invested Amount in respect of such Receivable Interest represents in relation to all assets held by Blue Ridge and funded substantially with related Pooled Commercial Paper.

     Section 3.2 Calculation of CP Costs. Not later than the 3rd Business Day immediately preceding each Monthly Reporting Date, Blue Ridge shall calculate the aggregate amount of CP Costs applicable to its Receivable Interests for the Calculation Period then most recently ended and shall notify Seller of such aggregate amount.

     Section 3.3 Default Rate. From and after the occurrence of an Amortization Event, all Receivable Interests shall accrue Yield at the Default Rate.

                                  ARTICLE IV.

                               LIQUIDITY FUNDINGS

     Section 4.1 Liquidity Fundings. Prior to the occurrence of an Amortization Event, the outstanding Invested Amount of each Receivable Interest funded, directly or indirectly, with a Liquidity Funding shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives the required notice to the Agent of another Yield Rate in accordance with Section 4.3, the initial Yield Rate for any Receivable Interest funded with a Liquidity Funding shall be the Alternate Base Rate (unless the Default Rate is then applicable). If any undivided interest in a Receivable Interest initially funded with Commercial Paper is sold to the Liquidity Banks pursuant to the Liquidity Agreement, such undivided interest in such Receivable Interest shall be deemed to have a Tranche Period commencing on the date of such sale. The Agent will notify Seller promptly of the occurrence of any Liquidity Funding.

     Section 4.2 Selection and Continuation of Tranche Periods.

               (a) With consultation from (and approval by) the Agent, Seller shall from time to time request Tranche Periods for the Receivable Interests funded with Liquidity Fundings, PROVIDED THAT if at any time any Liquidity Funding is outstanding, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.

               (b) Seller or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the "TERMINATING TRANCHE") for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: (i) divide any such Liquidity Funding into multiple Liquidity Fundings, (ii) combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Liquidity Funding with a new Liquidity Funding to be made by the Liquidity Banks on the day such Terminating Tranche ends.

     Section 4.3 Liquidity Funding Yield Rates. Seller may select the LIBO Rate (subject to Section 4.4 below) or the Alternate Base Rate for each Liquidity Funding. Seller shall by 12:00 noon (New York time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Yield Rate and (ii) at least one
(1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Yield Rate, give the Agent irrevocable notice of the new Yield Rate for the Liquidity Funding associated with such Terminating Tranche. Until Seller gives notice to the Agent of another Yield Rate, the initial Yield Rate for any Receivable Interest assigned or participated to the Liquidity Banks pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

     Section 4.4 Suspension of the LIBO Rate

               (a) If any Liquidity Bank notifies the Agent that it has determined that funding its ratable share of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then the Agent shall suspend the availability of such LIBO Rate and require Seller to select the Alternate Base Rate for any Liquidity Funding accruing Yield at such LIBO Rate.

               (b) If less than all of the Liquidity Banks give a notice to the Agent pursuant to Section 4.4(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of Seller, Blue Ridge or the Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or
(ii) another Eligible Assignee that is either nominated by Seller or by the Agent and is willing to participate in this Agreement and the Liquidity Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank and is reasonably acceptable to Seller; PROVIDED THAT (i) the notifying Liquidity Bank receives payment in full of all

Aggregate Unpaids owing to it (whether due or accrued), and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of the Liquidity Agreement and this Agreement.


     Section 4.5 Default Rate. From and after the occurrence of an Amortization Event, all Liquidity Fundings shall accrue Yield at the Default Rate.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

     Section 5.1 Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

               (a) Existence and Power. Such Seller Party is a corporation duly organized under the laws of the state set forth after its name in the preamble to this Agreement (the "APPLICABLE STATE"), and no other state or jurisdiction, and as to which such Applicable State must maintain a public record showing the corporation to have been organized. Such Seller Party is validly existing and in good standing under the laws of its Applicable State and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

               (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and, in the case of Seller, Seller's use of the proceeds of the Purchases, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

               (c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

               (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

               (e)  Actions, Suits. Except as disclosed in the SEC Filings or on
Schedule 2.1(e) to the Receivables Sale Agreement, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting either Seller Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay performance of such Seller Party's obligations under the Transaction Documents to which it is a party. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, such Seller Party and its Subsidiaries have no material contingent obligations not provided for or disclosed in the SEC Filings or on
Schedule 2.1(e) to the Receivables Sale Agreement.

               (f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

               (g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or any Purchaser for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or any Purchaser will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

               (h) Use of Proceeds. No proceeds of any Purchase hereunder will be used for a purpose that violates, or would be inconsistent with, (i) Section 7.2(e) of this Agreement or (ii) any law, rule or regulation applicable to Seller.

               (i) Good Title. Seller is the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's ownership interest in each Receivable, its Collections and the Related Security except for Excluded Items.

               (j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in all of Seller's right, title and interest in each Receivable and the Related Security associated with each such Receivable (except for Excluded Items), in each case, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's ownership or security interest in such Receivables, the Related Security (except for Excluded Items) and the Collections. Seller's jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest's obtaining priority over the rights of a lien creditor which respect to collateral.

               (k) Places of Business and Locations of Records. The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by
Section 13.3(a) has been taken and completed. Seller's Federal Employer Identification Number is correctly set forth on Exhibit III.

               (l)  Collections. The conditions and requirements set forth in
Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names, addresses and jurisdictions of organization of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

               (m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since June 30, 2000, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries, taken as a whole, or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

               (n) Names. The name in which Seller has executed this Agreement is identical to the name of Seller as indicated on the public record of its state of organization which shows Seller to have been organized. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

               (o) Ownership of Seller. Parent owns, directly or indirectly, 100% of the issued and outstanding capital stock of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

               (p) Not a Holding Company or an Investment Company. Such Seller Party is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

               (q) Compliance with Law. Such Seller Party has complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

               (r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

               (s) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legally valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

               (t) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report was an Eligible Receivable on such date.

               (u) Purchase Limit and Maximum Receivable Interests. Immediately after giving effect to each Incremental Purchase hereunder, the Aggregate Invested Amount is less than or equal to the Purchase Limit and the aggregate of the Receivable Interests does not exceed 100%.

                                   ARTICLE VI.

                             CONDITIONS OF PURCHASES

     Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the date of such Purchase (i) the documents listed on Schedule A to the Receivables Sale Agreement, and (ii) the documents listed on Schedule B to this Agreement, (b) Seller shall have been capitalized with the Initial Contributed Receivables, and (c) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

     Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each Incremental Purchase and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Purchase, the Servicer shall have delivered to the Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5; (b) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (c) on each Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

               (i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such Purchase Date;

               (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute an Unmatured Amortization Event; and

              (iii) the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivable Interests do not exceed 100%.

Notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment, it is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person; PROVIDED, HOWEVER, that the making of any such Reinvestment shall not impair any right or remedy that the Agent or any Purchaser may have against Seller for breach of this Agreement.

                                  ARTICLE VII.

                                    COVENANTS

     Section 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

               (a) Financial Reporting. Such Seller Party will maintain, for itself and each Consolidated Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Agent for distribution to the Purchasers:

                    (i) Annual Reporting. Within 100 days after the close of each of its fiscal years, (A) an unqualified audit report (with all amounts stated in Dollars) certified by Arthur Andersen LLP or any other independent certified public accountants of recognized international standing, prepared in accordance with U.S. GAAP on a consolidated basis for Parent and its Consolidated Subsidiaries, including a consolidated balance sheet and the related consolidated statements of income, cash flows and statements of changes in common shareholders' equity, setting forth in each case in comparative form the figures for such fiscal year and the previous fiscal year (it being understood that the requirement to deliver such information may be satisfied by the delivery of Parent's annual report on Form 10-K for such fiscal year so long as such annual report continues to include such information), and (B) comparable unaudited financial statements for Seller, certified by a Financial Officer of Seller.

                    (ii) Quarterly Reporting. Within 50 days after the close of the first three quarterly periods of each of its fiscal years, (A) for Parent and its Consolidated Subsidiaries, an unaudited consolidated balance sheet as at the close of each such period and a consolidated income statement and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of Parent's previous fiscal year (it being understood that the requirement to deliver such information may be satisfied by the delivery of Parent's quarterly report on Form 10-Q for such fiscal quarter so long as such quarterly report continues to include such information), all certified (subject to normal year-end adjustments) as to fairness of presentation, preparation in accordance with U.S. GAAP and consistency by a Financial Officer of Parent and (B) comparable unaudited financial statements for Seller, certified by a Financial Officer of Seller.

                    (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by a Financial Office of such Seller Party and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

                    (iv) S.E.C. Filings. Promptly upon the filing thereof, copies of all tender offer documents and reports on Form 8-K (or any successor form thereto) which any Seller Party or any of its Affiliates files with the Securities and Exchange Commission.

                    (v)  Change in Credit and Collection Policy. At least thirty
(30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed material change or material amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables in any material respect or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

                    (vi) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent, for the benefit of the Purchasers, under or as contemplated by this Agreement.

               (b) Notices. As soon as practicable and in any event within 5 Business Days after learning of any of the following, such Seller Party will notify the Agent in writing of any of the following, describing the same and, if applicable, the steps being taken with respect thereto:

                    (i) Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Seller Party.

                    (ii) Judgments and Proceedings. (A) (1) The entry of any judgment or decree against Parent or any of its Subsidiaries (other than Seller) if the aggregate amount of all judgments and decrees then outstanding against Parent and its Subsidiaries exceeds $10,000,000 after deducting (a) the amount with respect to which Parent or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which Parent or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Parent which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

                    (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

                    (iv) Termination Event. The occurrence of any "TERMINATION EVENT" under and as defined in the Receivables Sale Agreement.

                    (v) Notices under Receivables Sale Agreement. Copies of all notices delivered under the Receivables Sale Agreement.

               (c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

               (d) Audits. Such Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Purchased Assets, including, without limitation, the related Contracts, and
(ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Purchased Assets or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "REVIEW"); PROVIDED, HOWEVER, that, so long as no Amortization Event has occurred and is continuing, (A) the Seller Parties shall only be responsible for the reasonable costs and expenses of one
(1) Review in any one calendar year, and (B) the Agent will not request more than four (4) Reviews in any one calendar year.

               (e)  Keeping and Marking of Records and Books.

               (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

               (ii) Such Seller Party will: (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Agent, describing the Agent's security interest in the Purchased Assets and
          (B) upon the request of the Agent following the occurrence of an Amortization Event: (x) mark each Contract with a legend describing the Agent's security interest and (y) at any time after Parent (or one of its Affiliates) is no longer acting as Servicer, deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.

               (f) Compliance with Credit and Collection Policy. Such Seller Party will, in a timely and full manner, comply in all respects with the Credit and Collection Policy in regard to collection and enforcement of each Receivable.

               (g) Performance and Enforcement of Receivables Sale Agreement. Seller will perform its obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will timely and diligently enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as Seller's assignee) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

               (h) Ownership. Seller will take all necessary action to (i) vest legal and equitable title to the Purchased Assets purchased under the Receivables Sale Agreement (except for Excluded Items) irrevocably in Seller, free and clear of any Adverse Claims (other than Adverse Claims in favor of the Agent, for the benefit of the Secured Parties) including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller's interest in such Purchased Assets (except for Excluded Items) and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Purchased Assets (except for Excluded Items), free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Secured Parties) security interest in the Purchased Assets (except for Excluded Items) and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties as the Agent may reasonably request.

               (i) Reliance. Seller acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller's identity as a legal entity that is separate from each Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps within Seller's control to maintain Seller's identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof (other than Seller) and not just a division of any Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

                    (A) conduct its own business in its own name and require that all full-time officers and employees of Seller (if any) identify themselves as such and not as officers or employees of any Originator (including, without limitation, by means of providing appropriate officers and employees with business or identification cards identifying such officers or employees as Seller's officers or employees);

                    (B) compensate all employees, consultants and agents directly, from Seller's own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of

               Seller is also an employee, consultant or agent of any Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and such Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and such Originator or such Affiliate, as applicable;

                    (C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of any Originator, Seller shall lease such office at a fair market rent;

                    (D) have a separate telephone number, which will be answered only in its name and separate stationery and checks in its own name;

                    (E) conduct all transactions with each Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and such Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                    (F) at all times have a Board of Directors consisting of at least three members, at least one member of which is an Independent Director;

                    (G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

                    (H) maintain Seller's books and records separate from those of each Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of any Originator or any Affiliate thereof;

                    (I) prepare its financial statements separately from those of each Originator and insure that any consolidated financial statements of any Originator or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

                    (J) except as herein specifically otherwise permitted, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which

               Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

                    (K) pay all of Seller's operating expenses from Seller's own assets (except for certain payments by any Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

                    (L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business;

                    (M) maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

                    (N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent; and

                    (O) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Mayer Brown & Platt, as counsel for Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects.

                    (j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account, (2) each Lock-Box to be subject at all times to a Collection Account Agreement that is in full force and effect, and (3) all Significant Collection Accounts to be subject at all times from and after November 17, 2000 to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Purchased Assets are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account (which, if it is a Significant Collection Account, is subject to a Collection Account Agreement at all times after November 17, 2000) within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of all Significant Collection Accounts and each Lock-Box and shall not grant the right to take dominion and control of any Lock-Box or Significant Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

                    (k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all Taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with U.S. GAAP shall have been set aside on its books. Seller will pay when due any Taxes payable in connection with the Receivables, exclusive of Taxes on or measured by income or gross receipts of the Agent or any Purchaser.

                    (l) Payment to Applicable Originator. With respect to any Receivable purchased by Seller from any Originator, such sale shall be effected under, and in compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

          Section 7.2 Negative Covenants of the Seller Parties. Until the Final Payout Date, each Seller Party hereby covenants, as to itself, that:

                    (a) Name Change, Offices and Records. Such Seller Party will not change its name, identity or structure (within the meaning of any applicable enactment of the UCC), relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the Agent's security interest, for the benefit of the Secured Parties, in the Purchased Assets (except for Excluded Items), or change any office where Records are kept unless, in each of the foregoing cases, it shall have: (i) given the Agent at least ten (10) days' prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent in connection with such change or relocation.

                    (b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor,
(i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; PROVIDED, HOWEVER, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

               (c) Modifications to Invoices and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could reasonably be expected to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any invoice related thereto other than in accordance with the Credit and Collection Policy.

               (d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein), and Seller will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

               (e) Use of Proceeds. Seller will not use the proceeds of the Purchases for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes to the extent permitted thereunder and under the Receivables Sale Agreement, (ii) making Demand Advances to Parent at any time prior to the Facility Termination Date while it is acting as Servicer and no Amortization Event or Unmatured Amortization Event exists and is continuing, (iii) paying its ordinary and necessary operating expenses when and as due, (iv) making Restricted Junior Payments to the extent permitted under this Agreement, and (v) other lawful purposes permitted under its Organizational Documents.

               (f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(f) of the Receivables Sale Agreement.

               (g) Restricted Junior Payments. Seller will not make any Restricted Junior Payment (including, without limitation, by deeming any outstanding Demand Advance to constitute a dividend) if after giving effect thereto: (i) Seller's Net Worth (as defined in the Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the Receivables Sale Agreement), or (ii)Seller will not have remaining cash and/or outstanding

Demand Advances owing to it in an aggregate amount at least equal to its Recourse Obligations that will be due and owing on the next succeeding Settlement Date.

               (h) Seller Debt. Seller will not incur or permit to exist any Debt or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

                                  ARTICLE VIII.

                          ADMINISTRATION AND COLLECTION

     Section 8.1 Designation of Servicer.

               (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "SERVICER") so designated from time to time in accordance with this Section 8.1. Parent is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may at any time following the occurrence of a Servicer Default designate as Servicer any Person to succeed Parent or any successor Servicer PROVIDED THAT the Rating Agency Condition is satisfied.

               (b) Parent may delegate, and Parent hereby advises the Agent and the Purchasers that it has delegated, to the other Originators, as sub-servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such other Originator. Without the prior written consent of the Agent, Parent shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the other Originators, and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither Seller nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Parent. If at any time following the occurrence of a Servicer Default the Agent shall designate as Servicer any Person other than Parent, all duties and responsibilities theretofore delegated by Parent to Seller or the other Originators may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Parent and to Seller and the other Originators.

               (c) Notwithstanding the foregoing subsection (b): (i) Parent shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Parent in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Parent in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Parent, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

     Section 8.2 Duties of Servicer.

               (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

               (b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

               (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

               (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; PROVIDED, HOWEVER, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or any Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of a Servicer Default, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

               (e) The Servicer shall hold in trust for Seller and the Agent and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent following the occurrence of a Servicer Default and replacement of the Servicer, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Debt not constituting Receivables. The Servicer shall, from time to time at the request of the Agent or any Purchaser, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

               (f) Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

     Section 8.3 Collection Notices. The Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled (i) at any time after delivery of the Collection Notices, to endorse Seller's name on checks and other instruments representing Collections, (ii) at any time after the occurrence of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (iii) at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

     Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent, on behalf of the Purchasers, of the Agent's rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Agent and the Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller or any Originator thereunder.

     Section 8.5 Monthly Reports. The Servicer shall prepare and forward to the Agent (i) on each Monthly Reporting Date, a Monthly Report and an electronic file of the data contained therein and (ii) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

     Section 8.6 Servicing Fee. As compensation for the Servicer's servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.

                                  ARTICLE IX.

                               AMORTIZATION EVENTS

     Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

               (a) (i) Either Seller Party or Performance Guarantor shall fail to make any payment or deposit applicable to Aggregate Invested Amount, CP Costs, Yield or Broken Funding Costs when required hereunder which is not cured within one (1) Business Day after the date when due; PROVIDED, HOWEVER, that no Amortization Event shall occur under this Section 9.1(a)(i) as a result of any late payment or deposit which is cured within two (2) Business Days if (A) such late payment or deposit was due to circumstances beyond such Seller Party's or Performance Guarantor's control, (B) such late payments or deposits do not occur more than 2 times in any calendar year, and (C) such Seller Party or Performance Guarantor pays interest on the overdue amount of such payment or deposit until paid at the Default Rate, or (ii) either Seller Party or Performance Guarantor fail to make any other payment or deposit when required hereunder which is not cured within three (3) Business Days after the date when due.

               (b) Any representation, warranty, certification or statement made by either Seller Party or Performance Guarantor in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; PROVIDED THAT the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold and PROVIDED FURTHER, that any misrepresentation or certification for which the Agent has actually received a Deemed Collection shall not constitute an Amortization Event hereunder.

               (c)  Any Seller Party shall breach any covenant contained in
Section 7.1(b)(i) or 7.1(b)(iv) which is not cured within five (5) days, or any Seller Party shall breach the covenant contained in Section 7.2(c) which is not cured within thirty (30) days, or any Seller Party shall breach any covenant contained in Section 7.2(a), (b) or (d) or 8.5 hereof.

               (d) Any Seller Party or Performance Guarantor shall breach, fail to perform or observe any covenant contained in any Section of this Agreement (which is not covered by another subsection, paragraph or clause of this Section 5.1) or of any other Transaction Document to which it is a party which is not remedied within thirty (30) days after written notice from the Agent.

               (e) Failure of Seller to pay any Debt (other than the Aggregate Unpaids) when due or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

               (f) An Event of Bankruptcy shall occur with respect to Performance Guarantor or any Seller Party.

               (g)  As at the end of any Calculation Period:

                    (i) the three-month rolling average Delinquency Ratio shall exceed 10.50%,

                    (ii) the three-month rolling average Default Trigger Ratio shall exceed 7.10%, or

                    (iii) the three-month rolling average Dilution Ratio shall exceed 4.25%.

               (h)  A Change of Control shall occur.

               (i) Seller shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money of $10,750 or more which is not stayed on appeal or otherwise being appropriately contested in good faith.

               (j) The "TERMINATION DATE" under and as defined in the Receivables Sale Agreement shall occur, or any Material Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

               (k) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of any Seller Party, or Performance Guarantor or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Purchased Assets.

               (l) On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Aggregate Unpaids in accordance with this Agreement, (i) the Aggregate Invested Amount shall exceed the Purchase Limit, or (ii) the Receivable Interests shall exceed in the aggregate 100%.

               (m) The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

               (n) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Purchased Assets and such lien shall not have been released within seven (7) days, or the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Purchased Assets.

               (o) Any event shall occur which materially and adversely impairs the ability of any Material Originator to originate Receivables of a credit quality that is at least equal to the credit quality of the Receivables sold or contributed to Seller on the date of this Agreement.

     Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Liquidity Banks shall, take any of the following actions: (i) declare the Facility Termination Date to have occurred, whereupon Reinvestments shall immediately terminate and the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; PROVIDED, HOWEVER, that upon the occurrence of an Event of Bankruptcy with respect to any Seller Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (ii) deliver the Collection Notices to the Collection Banks, (iii) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (iv) notify Obligors of the Agent's security interest in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.


                                   ARTICLE X.

                                 INDEMNIFICATION

     Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that the Agent or the Purchasers may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent, the Purchasers and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an "INDEMNIFIED PARTY") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or another Indemnified Party) and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by any Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder EXCLUDING, HOWEVER, in all of the foregoing instances under the preceding clauses (A) and (B):

               (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

               (b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

               (c) Excluded Taxes to the extent that the computation of such Excluded Taxes is consistent with the characterization for income tax purposes of the acquisition by the Agent for the benefit of the Purchasers of Receivables as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

PROVIDED, HOWEVER, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Agent or any Purchaser to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Agent and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

                    (i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

                    (ii) the failure by Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

                   (iii) any failure of Seller, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party;

                    (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

                    (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                    (vi) the commingling of Collections of Receivables at any
               time with other funds;

                   (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document to which Seller, the Servicer or any Originator is a party, the transactions contemplated hereby, the use of the proceeds of any Purchase, the Purchased Assets or any other investigation, litigation or proceeding relating to Seller, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

                  (viii) any inability to litigate any claim against any
               Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

                    (ix) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any of the Purchased Assets from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to any Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

                    (x) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Purchased Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);

                    (xi) the failure to have filed, or any delay in filing,
               financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, and the proceeds thereof, whether at the time of any Purchase or at any subsequent time;

                   (xii) any attempt by any Person to void any Purchase or the
               Agent's security interest in the Purchased Assets under statutory provisions or common law or equitable action; and

                  (xiii) the failure of any Receivable included in the
               calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

     Section 10.2 Increased Cost and Reduced Return. If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "REGULATORY CHANGE"): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent, Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

     Section 10.3 Other Costs and Expenses. Seller shall pay to the Agent and Blue Ridge on demand all reasonable out-of-pocket costs and expenses in connection with (a) the preparation, execution and delivery of this Agreement and the other documents to be delivered hereunder, including, subject where applicable to the limitations set forth in Section 7.1(d) hereof, the cost of Blue Ridge's auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for Blue Ridge and the Agent (which such counsel may be employees of Blue Ridge or the Agent) with respect thereto and with respect to advising Blue Ridge and the Agent as to their respective rights and remedies under this Agreement, (b) the preparation, execution and delivery of any amendment hereto or waiver hereof requested by any Seller Party, and (c) any and all costs and expenses of the Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder.

     Section 10.4 Taxes. All payments by any Seller Party hereunder or under any other Transaction Document to which such Seller Party is a party shall be made free and clear of and without deduction for any and all Taxes (other than Excluded Taxes). If any Seller Party shall be required by law to deduct any Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to the Agent for the account of any of the Secured Parties, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.4) the Agent receives an amount equal to the sum it would have received had no such deductions been made, (b) such Seller Party shall make such deductions, (c) such Seller Party shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Seller Party shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

                                  ARTICLE XI.

                                    THE AGENT

     Section 11.1 Authorization and Action. Each of the Purchasers, on behalf of itself and its assigns, hereby designates and appoints Wachovia to act as its agent under the Liquidity

Agreement, this Agreement and each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Liquidity Agreement, this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents. The provisions of Article V of the Liquidity Agreement are hereby incorporated by this reference with the same force and effect as if fully set forth herein, and shall govern the relationship between the Agent, on the one hand, and the Purchasers, on the other.

                                  ARTICLE XII.

                         ASSIGNMENTS AND PARTICIPATIONS

     Section 12.1 Assignments and Participations by Blue Ridge. Seller and each Liquidity Bank hereby agree and consent to the complete or partial assignment by Blue Ridge of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks pursuant to the Liquidity Agreement, regardless of whether such sale constitutes an assignment or the sale of a participation in such rights and obligations, and upon such assignment, Blue Ridge shall be released from its obligations so assigned. Further, Seller and each Liquidity Bank hereby agree that any permitted assignee of Blue Ridge of this Agreement or all or any of the Receivable Interests of Blue Ridge shall have all of the rights and benefits under this Agreement as if the term "BLUE RIDGE" explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Blue Ridge hereunder.

     Section 12.2 Prohibition on Assignments by Seller Parties. No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Agent and each of the Purchasers and without satisfying the Rating Agency Condition.

     Section 12.3 Assignments by Liquidity Banks.

               (a) Any Liquidity Bank may at any time and from time to time assign to one or more Persons ("PURCHASING LIQUIDITY BANKS") all or any part of its rights and obligations under this Agreement and the Liquidity Agreement pursuant to an assignment agreement, in form reasonably satisfactory to the Agent and the Liquidity Banks party thereto (the "ASSIGNMENT AGREEMENT"), executed by such Purchasing Liquidity Bank and such selling Liquidity Bank. The consent of Blue Ridge and of Seller shall be required prior to the effectiveness of any such assignment; PROVIDED, HOWEVER, that Seller will not unreasonably withhold or delay its consent to any assignment. Each assignee of a Liquidity Bank must (i) be an Eligible Assignee and (ii) agree to deliver to the Agent, promptly following any request therefor by the Agent or Blue Ridge, an enforceability opinion in form and substance satisfactory to the Agent and Blue Ridge. Upon delivery of the executed Assignment Agreement to the Agent, such selling Liquidity Bank shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and the Liquidity Agreement shall have all the rights and obligations of a Liquidity Bank under this Agreement and the Liquidity Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

               (b) Each of the Liquidity Banks agrees that in the event that it shall suffer a Downgrading Event (each such Liquidity Bank, an "AFFECTED LIQUIDITY BANK"), such Affected Liquidity Bank shall be obliged, at the request of Blue Ridge or the Agent, to (i) cash collateralize its Liquidity Commitment in a manner acceptable to Blue Ridge, or (ii) assign all of its rights and obligations hereunder and under the Liquidity Agreement to (A) another Liquidity Bank or (B) another Eligible Assignee nominated by the Agent or Seller and acceptable to Blue Ridge and the Seller (PROVIDED, HOWEVER, that Seller will not unreasonably withhold or delay acceptance of any such nomination), which Eligible Assignee is willing to participate in this Agreement and the Liquidity Agreement through the Liquidity Termination Date in the place of such Affected Liquidity Bank; provided that the Affected Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Liquidity Bank's Pro Rata Share of the Aggregate Invested Amount and Yield owing to the Liquidity Banks and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Receivable Interests of the Liquidity Banks.

     Section 12.4 Participations. Any Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Persons (each, a "PARTICIPANT") participating interests in its Pro Rata Share of the Receivable Interests of the Liquidity Banks, its Commitment and its Liquidity Commitment. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank's rights and obligations under this Agreement and the Liquidity Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder and thereunder, and the Seller Parties, Blue Ridge and the Agent shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank's rights and obligations under this Agreement and the Liquidity Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement or the Liquidity Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i).

                                 ARTICLE XIII.

                                  MISCELLANEOUS

     Section 13.1 Waivers and Amendments.

               (a) No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

               (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this
Section 13.1(b). Blue Ridge, Seller and the Agent, at the direction of the Required Liquidity Banks, may enter into written modifications or waivers of any provisions of this Agreement, PROVIDED, HOWEVER, that no such modification or waiver shall:

                    (i) without the consent of Blue Ridge and each affected Liquidity Bank, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs),
               (C) reduce any fee payable to the Agent for the benefit of the Purchasers, (D) change the Invested Amount of any Receivable Interest, (E) amend, modify or waive any provision of the definition of Required Liquidity Banks or this Section 13.1(b),
               (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of "LOSS RESERVE," "DILUTION RESERVE," "YIELD RESERVE," "SERVICING RESERVE," "SERVICING FEE RATE," "REQUIRED RESERVE" or "REQUIRED RESERVE FACTOR FLOOR" or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (B) or (D) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

                    (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

AND ANY MATERIAL AMENDMENT, WAIVER OR OTHER MODIFICATION OF THIS AGREEMENT SHALL REQUIRE SATISFACTION OF THE RATING AGENCY CONDITION.

     Section 13.2 Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this
Section 13.2. Seller hereby authorizes the Agent to effect Purchases and Tranche Period and Yield Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; PROVIDED, HOWEVER, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

     Section 13.3 Protection of Agent's Security Interest.

               (a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Agent's security interest in the Purchased Assets, for the benefit of the Purchasers, or to enable the Agent or any Purchaser to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller's expense, of the ownership or security interests of the Agent, for the benefit of the Purchasers, under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee.

               (b) If any Seller Party fails to perform any of its obligations hereunder: (i) the Agent may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent's costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3, and
(ii) each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (A) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of the Agent, for the benefit of the Purchasers, in the Purchased Assets (to the extent that the Purchased Assets are governed by Article 8 or 9 of the UCC) and (B) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Purchased Assets as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent's security interest in the Purchased Assets (except for Excluded Items), for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable.

     Section 13.4 Confidentiality.

               (a) Each of the Seller Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Agent and Blue Ridge and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and its officers and employees may disclose such information to such Seller Party's external accountants, attorneys and other advisors and as required by any applicable law, rule, direction request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law). The restrictions in this Section 13.4(a) shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by any Seller Party or one of its Affiliates.

               (b) Each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Liquidity Banks or Blue Ridge by each other, (ii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Wachovia acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, PROVIDED THAT each Person described in the foregoing clause (ii) and (iii) is informed of the confidential nature of such information. In addition, Blue Ridge and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

     Section 13.5 Bankruptcy Petition. Seller, the Servicer, the Agent and each Liquidity Bank hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

     Section 13.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against the Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     Section 13.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF SELLER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     Section 13.8 CONSENT TO JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY

ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

     Section 13.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

     Section 13.10 Integration; Binding Effect; Survival of Terms.

               (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

               (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; PROVIDED, HOWEVER, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of
Article X, and Sections 13.4 and 13.5 shall be continuing and shall survive any termination of this Agreement.

               (c) Each of the Seller Parties, Blue Ridge and the Agent hereby acknowledges and agrees that the Liquidity Banks are hereby made express third party beneficiaries of this Agreement and each of the other Transaction Documents.

     Section 13.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "ARTICLE," "SECTION," "SCHEDULE" or "EXHIBIT" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

     Section 13.12 Grant of Security Interest. In addition to any ownership interest which the Agent may from time to time acquire for the benefit of the Purchasers pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers, a valid and perfected security interest in all of Seller's right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, on behalf of the Purchasers, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

     Section 13.13 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     Section 13.14 Wachovia Roles. Each of Liquidity Banks acknowledges that Wachovia acts, or may in the future act, (i) as administrative agent for Blue Ridge, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Blue Ridge and the other Liquidity Banks (collectively, the "WACHOVIA ROLES"). Without limiting the generality of this Section 13.13, each Liquidity Bank hereby acknowledges and consents to any and all Wachovia Roles and agrees that in connection with any Wachovia Role, Wachovia may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Blue Ridge, and the giving of notices to the Agent of a mandatory purchase pursuant to the Liquidity Agreement.



                            <signature pages follow>

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

SIERRA BAY RECEIVABLES, INC.


By: /s/ Kevin Grant
    -------------------------
Name:   Kevin Grant
Title:  Authorized Signatory

ADDRESS:
        Sierra Bay Receivables, Inc.
        639 Isbell Road, Suite 390M
        Reno, NV  89509

        Attention:    President
        Fax No.(775) 823-3099

WITH A COPY TO:

        Sierra Bay Receivables, Inc.
        c/o Lafarge Corporation
        12950 Worldgate Drive
        Herndon,  Virginia  20170

        Attention:    Kevin Grant, Treasurer
                      Fax No. (703) 480-3758
        cc:           Law Department
                      Fax No. (703) 796-2217

LAFARGE CORPORATION


By: /s/ Kevin Grant
    -------------------------
Name:   Kevin Grant
Title:  Authorized Signatory

ADDRESS:
        Lafarge Corporation
        12950 Worldgate Drive
        Herndon,  Virginia  20170

        Attention:    Kevin Grant, Treasurer
                      Fax No. (703) 480-3758
        WITH A COPY TO:
                      Law Department
                      Fax No. (703) 796-2217

BLUE RIDGE ASSET FUNDING CORPORATION

BY:  WACHOVIA BANK, N.A., ITS ATTORNEY-IN-FACT


By:  /s/ David Goodson
     -----------------
Name:    David Goodson
Title:   Assistant Vice President

        ADDRESS:      Blue Ridge Asset Funding Corporation
                      100 North Main Street
                      Winston-Salem, NC 27150
                      Attention:  John Dillon

                      Phone:        (336) 732-2690
                      Fax:          (336) 732-5021

                             WITH A COPY TO:

                      Blue Ridge Asset Funding Corporation
                      c/o AMACAR Group, L.L.C.
                      6525 Morrison Blvd., Suite 318
                      Charlotte, North Carolina 28211
                      Attention:  Douglas K.  Johnson

                      Phone:  (704) 365-0569
                      Fax:    (704) 365-1362


WACHOVIA BANK, N.A., INDIVIDUALLY AS A LIQUIDITY BANK AND AS AGENT


By:  /s/ Kenny Karpowicz
     -------------------
Name:    Kenny Karpowicz
Title:   Vice President

Address:       Wachovia Bank, N.A.
               191 Peachtree Street, 26th Floor
               GA-423
               Atlanta, Georgia  30303
               Attention:  Elizabeth K. Wagner

               Phone: (404) 332-1398
               Fax:   (404) 332-5152

                                    EXHIBIT I

                                   DEFINITIONS

               AS USED IN THIS AGREEMENT, THE FOLLOWING TERMS SHALL HAVE THE FOLLOWING MEANINGS (SUCH MEANINGS TO BE EQUALLY APPLICABLE TO BOTH THE SINGULAR AND PLURAL FORMS OF THE TERMS DEFINED):

               "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Parent or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation, limited liability company or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a corporation, partnership, or limited liability company which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

               "ADJUSTED DILUTION RATIO" means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

               "ADVERSE CLAIM" means a Lien.

               "AFFECTED LIQUIDITY BANK" means a Liquidity Bank which has been the subject of a Downgrading Event.

               "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

               "AGENT" has the meaning set forth in the preamble to this Agreement.

               "AGENT'S ACCOUNT" means account #8735-098787 at Wachovia Bank, N.A., ABA #053100494.

               "AGGREGATE INVESTED AMOUNT" means, on any date of determination, the aggregate Invested Amount of all Receivable Interests outstanding on such date.

               "AGGREGATE REDUCTION" has the meaning specified in Section 1.3.

               "AGGREGATE UNPAIDS" means, at any time, an amount equal to the sum of (i) the Aggregate Invested Amount, plus (ii) all Recourse Obligations (whether due or accrued) at such time.

               "AGREEMENT" means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

               "ALTERNATE BASE RATE" means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

               "APPLICABLE LIBOR MARGIN" means, on any date of determination, the then Applicable Margin (as defined in the Parent Credit Agreement) for Eurodollar Advances (as defined in the Parent Credit Agreement).

               "AMORTIZATION DATE" means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to any Seller Party, (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and (iv) the date which is 10 Business Days after the Agent's receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

               "AMORTIZATION EVENT" has the meaning specified in Article IX.

               "AUTHORIZED OFFICER" means any of the Treasurer or any Assistant Treasurer of any Seller Party, acting singly.

               "BLUE RIDGE" has the meaning set forth in the preamble to this Agreement.

               "BROKEN FUNDING COSTS" means for any Receivable Interest which:
(i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by Blue Ridge to the Liquidity Banks under the Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (y) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated. All Broken Funding Costs shall be due and payable hereunder upon demand.

               "BUSINESS DAY" means any day on which banks are not authorized or required to close in New York, New York, Herndon, Virginia, or Atlanta, Georgia, and The Depository

Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

               "CALCULATION PERIOD" means a calendar month.

               "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (howsoever designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, in each such case regardless of class or designation.

               "CAPITALIZED LEASE" means any lease the obligation for rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with U.S. GAAP.

               "CHANGE OF CONTROL" means (a) a "Change of Control" under and as defined in the Receivables Sale Agreement, or (b) Parent ceases to own 100% of the outstanding Capital Stock of Seller.

               "COLLECTION ACCOUNT" means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

               "COLLECTION ACCOUNT AGREEMENT" means an agreement substantially in the form of Exhibit VI among an Originator, Seller, the Agent and a Collection Bank.

               "COLLECTION BANK" means, at any time, any of the banks holding one or more Collection Accounts.

               "COLLECTION NOTICE" means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

               "COLLECTIONS" means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable; PROVIDED, HOWEVER, that the term "COLLECTIONS" shall not include any payment made for the account of a third-party service provider or sub-contractor whose services were not included in the amount invoiced for the applicable Receivable.

               "COMMERCIAL PAPER" means promissory notes of Blue Ridge issued by Blue Ridge in the commercial paper market.

               "COMMITMENT" means, for each Liquidity Bank, the commitment of such Liquidity Bank to purchase Receivable Interests from Seller pursuant to this Agreement, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Liquidity Bank's name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

               "CONSOLIDATED SUBSIDIARY" means, at any date as of which the same is to be determined, any Subsidiary or other entity the accounts of which would be consolidated with those of either Seller Party in its consolidated financial statements if such statements were prepared as of such date in accordance with U.S. GAAP.

               "CONTINGENT OBLIGATION" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

               "CONTRACT" means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

               "CP COSTS" means, for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any investment of Blue Ridge pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the principal associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Blue Ridge in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

               "CREDIT AND COLLECTION POLICY" means Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and delivered to Blue Ridge and the Agent prior to the date of this Agreement.

               "CUT-OFF DATE" means the last day of a Calculation Period.

               "DAYS SALES OUTSTANDING" means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

               "DEBT" means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) all obligations of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all Debt of others secured by a lien on any asset of such Person to the extent of the fair market value of such asset, whether or not such Debt is assumed by such Person,
(viii) all Synthetic Lease Liabilities of such Person, and (ix) all Debt of others guaranteed by such Person to the extent such Debt represents a liability of such Person; provided that liabilities resulting from the recognition of other post-retirement benefits required by Financial Accounting Standard No. 106 shall not constitute "DEBT."

               "DEEMED COLLECTIONS" means Collections deemed received by Seller under Section 1.4(a).

               "DEFAULT HORIZON RATIO" means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by the Originators during the four Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

               "DEFAULT RATE" means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

               "DEFAULT RATIO" means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originators during the Calculation Period occurring five months prior to the Calculation Period ending on such Cut-Off Date.

               "DEFAULT TRIGGER RATIO" means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables that were Defaulted Receivables on such Cut-Off Date, by (y) the total Outstanding Balance of Receivables on such Cut-Off Date.

               "DEFAULTED RECEIVABLE" means a Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.

               "DELINQUENCY RATIO" means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

               "DELINQUENT RECEIVABLE" means a Receivable as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payment but which is not yet a Defaulted Receivable.

               "DEMAND ADVANCE" means any advance made by Seller to Parent at any time while it is acting as the Servicer, which advance (a) is payable upon demand, (b) is not evidenced by an instrument, chattel paper or a certificated security, (c) bears interest at a market rate determined by Seller and the Servicer from time to time, (d) is not subordinated to any other Debt or obligation of the Servicer, and (e) may not be offset by Parent against amounts due and owing from Seller to it under its Subordinated Note; PROVIDED, HOWEVER, that no Demand Advance may be made at any time that an Amortization Event exists under Section 9.1(a), an Unmatured Amortization Event exists under Section 9.1(a) or an Event of Bankruptcy exists with respect to Parent.

               "DILUTION" means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

               "DILUTION HORIZON RATIO" means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate sales generated by the Originators during the Calculation Period ending on such Cut-Off Date, by
(ii) the Net Pool Balance as of such Cut-Off Date.

               "DILUTION RATIO" means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances due to Dilutions during the Calculation Period ending on such Cut-Off Date, by (ii) the aggregate sales generated by the Originators during the Calculation Period prior to the Calculation Period ending on such Cut-Off Date.

               "DILUTION RESERVE" means, for any Calculation Period, the product (expressed as a percentage) of:

               (a) the sum of (i) two (2) times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, TIMES

               (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

               "DILUTION VOLATILITY COMPONENT" means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

               "DOLLARS," "DOLLARS" and "$" shall mean lawful money of the United States of America.

               "DOWNGRADING EVENT" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below
(i) A-1 by S&P, or (ii) P-1 by Moody's.

               "ELIGIBLE ASSIGNEE" means a commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its holding company's) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody's.

               "ELIGIBLE RECEIVABLE" means, at any time, a Receivable:

                    (i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; and (c) is not a government or a governmental subdivision or agency (unless the applicable Originator and Seller have complied with the Federal Assignment of Claims Act, if applicable, with respect to such Receivable) and provided that the aggregate amount of Eligible Receivables owing from Obligors that are state or local governments, governmental subdivisions or agencies shall not exceed 5% of total Receivables;

                    (ii) which is not a Defaulted Receivable,

                   (iii) which by its terms is due and payable within 60 days of the original billing date,

                    (iv) which is an "account" within the meaning of Article 9 of the UCC of all applicable jurisdictions,

                    (v) which is denominated and payable only in United States dollars in the United States,

                    (vi) which is evidenced by an invoice and constitutes the
               legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

                   (vii) which, if it arises under a Contract, such Contract
               (A) does not require the Obligor under such Contract to consent to the transfer, sale, pledge or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of Blue Ridge to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

                  (viii) which represents an obligation to pay a specified sum of money, contingent only upon (A) the sale of goods by the applicable Originator (which sale has been consummated) or (B) the provision of services by the applicable Originator (which services have been provided),

                    (ix) which, together with the invoice and, if applicable,
               other Contracts related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of such invoice or other Contract related thereto (if any) is in violation of any such law, rule or regulation,

                    (x) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

                    (xi) which was generated in the ordinary course of the
               applicable Originator's business,

                   (xii) which arises solely from the sale of goods or the
               provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part),

                  (xiii) which is not subject to any dispute, counterclaim,
               right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); PROVIDED, HOWEVER, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and PROVIDED, FURTHER, that Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset,

                   (xiv) as to which the applicable Originator has satisfied
               and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

                    (xv) as to which each of the representations and warranties contained in Sections 5.1(i), (j), (r), (s) and (t) is true and correct,

                   (xvi) which is not subject to Retention; PROVIDED THAT if
               only a portion of a Receivable is subject to Retention, the remaining portion may be an Eligible Receivable, and

                  (xvii) all right, title and interest to and in which has
               been validly transferred by the applicable Originator to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

               "EVENT OF BANKRUPTCY" shall be deemed to have occurred with respect to a Person if either:

               (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

               (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

               "EXCLUDED ITEMS" means an interest of an Originator (or Seller, as its assignee) in Related Security which, by operation of law or enforceable contractual restrictions, either (i) cannot be transferred by an Originator to Seller and/or by Seller to the Purchasers, or (ii) cannot be subjected to an Adverse Claim which can be perfected by filing a UCC financing statement in the state where such Originator and/or Seller maintains its chief executive office or is organized.

               "EXCLUDED TAXES" means, in the case of any Indemnified Party, taxes imposed on its overall net income, and franchise taxes based on net income imposed on it, by (i) the jurisdiction under the laws of which such Indemnified Party is incorporated or organized or (ii) the jurisdiction in which such Indemnified Party's principal executive office is located.

               "EXTENSION REQUEST" has the meaning set forth in Section 1.6.

               "FACILITY ACCOUNT" means Lafarge Corporation's account #3208253 at Harris Bank in Chicago, Illinois, ABA #071000288.

               "FACILITY TERMINATION DATE" means the earlier of (i) the Liquidity Termination Date and (ii) the Amortization Date.

               "FEDERAL BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

               "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

               "FEE LETTER" means that certain letter agreement dated as of October 13, 2000 among Seller, Parent and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

               "FINAL PAYOUT DATE" means the date on which all Aggregate Unpaids have been paid in full and the Purchase Limit has been reduced to zero.

               "FINANCE CHARGES" means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

               "FUNDING AGREEMENT" means (i) this Agreement, (ii) the Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of Blue Ridge.

               "FUNDING SOURCE" means (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Blue Ridge.

               "INCREMENTAL PURCHASE" means a purchase of one or more Receivable Interests which increases the total outstanding Aggregate Invested Amount hereunder.

               "INDEMNIFIED AMOUNTS" has the meaning specified in Section 10.1.

               "INDEMNIFIED PARTY" has the meaning specified in Section 10.1.

               "INDEPENDENT DIRECTOR" shall mean a member of the Board of Directors of Seller who is not at such time, and has not been at any time during the preceding five (5) years: (A) a director, officer, employee or affiliate of any Originator or any of their respective Subsidiaries or Affiliates (other than Seller), or (B) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

               "INVESTED AMOUNT" of any Receivable Interest means, at any time,
(A) the Purchase Price of such Receivable Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; PROVIDED THAT such Invested Amount shall be restored (in accordance with Section 2.4) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

               "LIBO RATE" means, for any Tranche Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the Invested Amount offered for a term comparable to such Tranche Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address "US0001M <Index> Q <Go>" effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Tranche Period, PROVIDED that if no such offered rates appear on such page, the LIBO Rate for such Tranche Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m.(New York time), two Business Days prior to the first day of such Tranche Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Tranche Period in an amount comparable to the Invested Amount, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the Applicable LIBOR Margin per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

               "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

               "LIQUIDITY AGREEMENT" means that certain Liquidity Asset Purchase Agreement dated as of October 13, 2000, by and among Blue Ridge, the Agent and the banks from time to time party thereto, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.

               "LIQUIDITY BANK" means each bank from time to time party to this Agreement and the Liquidity Agreement (other than the Agent acting in its capacity as the Agent hereunder and thereunder).

               "LIQUIDITY COMMITMENT" means, as to each Liquidity Bank, its commitment under the Liquidity Agreement. Each Liquidity Bank's Commitment shall equal 102% of its Commitment hereunder.

               "LIQUIDITY FUNDING" means either (i) a Purchase by the Liquidity Banks from Seller of a Receivable Interest pursuant to this Agreement, or (ii) a purchase by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, a Receivable Interest originally funded by Blue Ridge.

               "LIQUIDITY TERMINATION DATE" means October 12, 2001 unless extended by unanimous agreement of the Purchasers in accordance with Section 1.6.

               "LOCK-BOX" means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

               "LOSS RESERVE" means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, property, condition (financial or otherwise) or results of operations or prospects of Parent and its Subsidiaries taken as a whole, (ii) the ability of any Seller Party to perform its obligations under the Transaction Documents to which it is a party or the Performance Guarantor to perform its obligations under the Performance Undertaking, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent's security interest, for the benefit of the Secured Parties, in the Purchased Assets generally or in any significant portion of the Purchased Assets, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

               "MATERIAL DEBT" means Debt of Parent and/or one or more of its Subsidiaries (other than Seller), arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $10,000,000.

               "MATERIAL ORIGINATOR" means, on any date of determination, any Originator who originated more than 20% of the total Receivables originated during the Calculation Period then most recently ended.

               "MONTHLY REPORT" means a report, in substantially the form of
Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to Section 8.5.

               "MONTHLY REPORTING DATE" means the 21st day of each month after the date of this Agreement (or if any such day is not a Business Day, the next succeeding Business Day thereafter).

               "MOODY'S" means Moody's Investors Service, Inc.

               "NET POOL BALANCE" means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor.

               "OBLIGOR" means a Person obligated to make payments pursuant to a Contract.

               "OBLIGOR CONCENTRATION LIMIT" means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

       ============================ ======================== ========================
                                                                 Allowable % of
               S&P Rating               Moody's Rating        Eligible Receivables
       ---------------------------- ------------------------ ------------------------
                  A-1+                        P-1                      10%
       ---------------------------- ------------------------ ------------------------
                   A-1                        P-1                      8%
       ---------------------------- ------------------------ ------------------------
                   A-2                        P-2                      6%
       ---------------------------- ------------------------ ------------------------
                   A-3                        P-3                      3%
       ---------------------------- ------------------------ ------------------------
        Below A-3 or Not Rated by   Below P-3 or Not Rated
          either S&P or Moody's        by either S&P or                2%
                                     Moody's
       ============================ ======================== ========================

; PROVIDED, HOWEVER, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (c) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (a)(i) of the definition of "REQUIRED RESERVE," upon Seller's request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a "SPECIAL CONCENTRATION LIMIT"), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days' written notice to the Seller Parties.

               "ORIGINATOR" means each of Parent, Botsford Ready-Mix Inc., a Missouri corporation, Cement Transport, Ltd., a North Dakota corporation, Friday Harbor Sand & Gravel Company, a Washington corporation, Jackson County Ready-Mix Inc., a Missouri corporation, Lafarge Florida Inc., a Florida corporation, Lafarge Dakota Inc., a North Dakota corporation, Lafarge K.C.K. Inc., a Missouri corporation, Mineral Solutions Inc., a Delaware corporation, Mobile Premix Concrete, Inc., a Colorado corporation, Presque Isle Corporation, a Delaware corporation, Raytown Ready-Mixed Concrete Holdings, Inc., a Missouri corporation, Redland Frontier Inc., a New York corporation, Redland Genstar, Inc., a Delaware corporation, Redland Quarries NY Inc., a Delaware corporation, Lafarge Midwest, Inc., a Delaware corporation, Tews Company, a Delaware corporation, Western-Mobile Boulder, Inc., a Delaware corporation, Western Mobile, Inc., a Delaware corporation, Western-Mobile New Mexico, Inc., a New Mexico corporation, Western-Mobile Northern, Inc., a Delaware corporation, Western Mobile

Southern, Inc., a Colorado corporation, and Western Mobile Santa Fe, Inc., a New Mexico corporation, in its capacity as a seller under the Receivables Sale Agreement.

               "ORGANIZATIONAL DOCUMENTS" means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter, or articles or certificate of incorporation, and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like, and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

               "OUTSTANDING BALANCE" of any Receivable at any time means the then outstanding principal balance thereof.

               "PARENT" means Lafarge Corporation, a Maryland corporation.

               "PARENT CREDIT AGREEMENT" means that certain Credit Agreement, dated as of December 8, 1998, by and among the Parent, various lenders and Bank One, NA (f/k/a The First National Bank of Chicago), as administrative agent, as the same is in effect on the date hereof or as hereafter amended or modified in accordance with the terms thereof.

               "PARTICIPANT" has the meaning set forth in Section 12.2.

               "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

               "PERFORMANCE GUARANTOR" means Parent.

               "PERFORMANCE UNDERTAKING" means that certain Performance Undertaking, dated as of October 13, 2000 by Performance Guarantor in favor of Seller, substantially in the form of Exhibit IX, as the same may be amended, restated or otherwise modified from time to time.

               "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

               "POOLED COMMERCIAL PAPER" means Commercial Paper notes of Blue Ridge subject to any particular pooling arrangement by Blue Ridge, but excluding Commercial Paper issued by Blue Ridge for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Blue Ridge.

               "PRIME RATE" means a rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

               "PROPOSED REDUCTION DATE" has the meaning set forth in Section
1.3.

               "PRO RATA SHARE" means, for each Liquidity Bank, a percentage equal to (i) the Commitment of such Liquidity Bank, divided by (ii) the aggregate amount of all Commitments of all Liquidity Banks hereunder.

               "PURCHASE" means an Incremental Purchase or a Reinvestment.

               "PURCHASE DATE" means each Business Day on which a Purchase is made hereunder.

               "PURCHASE LIMIT" means $200,000,000.

               "PURCHASE NOTICE" has the meaning set forth in Section 1.2.

               "PURCHASE PRICE" means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Pool Balance (less the Required Reserve) on the applicable purchase date over the aggregate outstanding amount of Aggregate Invested Amount determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

               "PURCHASED ASSETS" means all of Seller's right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security (other than Excluded Items), the Collections and all proceeds of the foregoing.

               "PURCHASERS" has the meaning specified in the preamble to this Agreement.

               "PURCHASERS' PORTION" means, on any date of determination, the sum of the percentages represented by the Receivable Interests.

               "RATING AGENCY CONDITION" means that Blue Ridge has received written notice from S&P and Moody's that an amendment, a change or a waiver will not result in a withdrawal or downgrade of the then current ratings on Blue Ridge's Commercial Paper.

               "RECEIVABLE" means all indebtedness and other obligations owed to any Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or under this Agreement), including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto; PROVIDED, HOWEVER, in no event shall the term Receivable include any indebtedness or obligation described above which is now or hereafter owing to the Gypsum Division of Parent and which is recorded on the J.D. Edwards version 7.33 software system which is maintained by the Gypsum Division of Parent separate from the systems of Parent's other operating divisions. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

               "RECEIVABLE INTEREST" means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                          IA
                                   ------------------
                                       NPB - RR


               WHERE:

               IA  = the Invested Amount of such Receivable Interest.

               NPB = the Net Pool Balance.

               RR  = the Required Reserve.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Facility Termination Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.

               "RECEIVABLES SALE AGREEMENT" means that certain Receivables Sale Agreement, dated as of October 13, 2000, among the Originators and Seller, as the same may be amended, restated or otherwise modified from time to time.

               "RECORDS" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

               "RECOURSE OBLIGATIONS" has the meaning set forth in Section 2.1.

               "REDUCTION NOTICE" has the meaning set forth in Section 1.3.

               "REGULATORY CHANGE" has the meaning set forth in Section 10.2(a).

               "REINVESTMENT" has the meaning set forth in Section 2.2.

               "RELATED SECURITY" means, with respect to any Receivable:

                    (i) all of Seller's interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the applicable Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

                    (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

                   (iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

                    (iv) all service contracts and other contracts and agreements associated with such Receivable,

                    (v)  all Records related to such Receivable,

                    (vi) all of Seller's right, title and interest in each Lock-Box and each Collection Account,

                   (vii) all of Seller's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of Seller's right, title and interest in, to and under the Performance Undertaking,

                  (viii) all of Seller's right, title and interest in and to the Demand Advances, and

                    (ix) all proceeds of any of the foregoing.

               "REQUIRED LIQUIDITY BANKS" means, at any time, Liquidity Banks with Liquidity Commitments in excess of 50% of the aggregate amount of all Liquidity Commitments.

               "REQUIRED NOTICE PERIOD" means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

                     AGGREGATE REDUCTION           REQUIRED NOTICE PERIOD
                     -------------------           ----------------------
              < 25% of the Purchase Limit              2 Business Days
              > 25% but < 50% of the Purchase          5 Business Days
              Limit
              > 50% of the Purchase Limit             10 Business Days

               "REQUIRED RESERVE" means, on any day during a Calculation Period, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

               "REQUIRED RESERVE FACTOR FLOOR" means, for any Calculation Period, the sum (expressed as a percentage) of (a) 8% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

               "RESPONSE DATE" has the meaning set forth in Section 1.6.

               "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect (including, without limitation, by means of conversion of the obligations owing to Seller under a Demand Advance), on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

               "RETENTION" means, with respect to any Receivable, a payment arrangement whereby a portion of the amount due to the applicable Originator is withheld until completion of the related project.

               "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

               "SEC FILINGS" means Parent's annual and quarterly reports on Forms 10-K and 10-Q as filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 1999 and the fiscal quarters ended March 31, 2000 and June 30, 2000, respectively.

               "SECURED PARTIES" means the Indemnified Parties.

               "SELLER" has the meaning set forth in the preamble to this Agreement.

               "SELLER PARTIES" has the meaning set forth in the preamble to this Agreement.

               "SERVICER" means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

               "SERVICER DEFAULT" means the occurrence of (i) any event of the type described in Section 9.1(a), (b), (c), (d), (f), (h) or (l) that is committed or caused by, or relates to, the Servicer, or (ii) any Amortization Event of the type described in Section 9.1(n).

               "SERVICING FEE" means, for each day in a Calculation Period:

               (a) an amount equal to (i) the Servicing Fee Rate (or, at any time while Parent or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between Seller and the Servicer on an arms' length basis based on then prevailing market terms for similar services), TIMES (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, TIMES (iii) 1/360; or

               (b) on and after the Servicer's reasonable request made at any time when Parent or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer's reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, DIVIDED BY (ii) the number of days in the current Calculation Period.

               "SERVICING FEE RATE" means 1.0% per annum.

               "SERVICING RESERVE" means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate, TIMES (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

               "SETTLEMENT DATE" means (A) the 2nd Business Day after each Monthly Reporting Date, and (B) the last day of the relevant Tranche Period in respect of each Receivable Interests funded through a Liquidity Funding.

               "SETTLEMENT PERIOD" means (A) in respect of each Receivable Interest funded through the issuance of Commercial Paper, the immediately preceding Calculation Period, and (B) in respect of each Receivable Interest funded through a Liquidity Funding, the entire Tranche Period of such Liquidity Funding.

               "SIGNIFICANT COLLECTION ACCOUNT" means, on any date of determination, any Collection Account in which the average monthly deposits during the six months then most recently ended have exceeded $1.5 million. Determination of which Collection Accounts are Significant Collection Accounts shall be made on or prior to the date of this Agreement and on each 90th day thereafter, it being understood that once a Collection Account is determined to be a Significant Collection Account, it shall remain a Significant Collection Account regardless of whether it continues to meet the average deposit test in the proceeding sentence.

               "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

               "SYNTHETIC LEASE LIABILITIES" of a Person means any liability under any tax retention operating lease or so-called "synthetic" lease transaction, or any obligations arising with respect to any other similar transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries (other than leases which do not have an attributable interest component that are not Capitalized Leases).

               "TAX CODE" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

               "TAXES" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities (including but not limited to interest and penalties) with respect to the foregoing, imposed by any Governmental Authority, but excluding Excluded Taxes.

               "TERMINATING TRANCHE" has the meaning set forth in Section
4.2(b).

               "TRANCHE PERIOD" means, with respect to any Receivable Interest funded through a Liquidity Funding:

               (a) if Yield for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and Seller, commencing on a Business Day selected by Seller or the Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

               (b) if Yield for such Receivable Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller and agreed to by the Agent, PROVIDED THAT no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Tranche Period shall end on the Facility Termination Date. The duration of each Tranche Period which commences after the Facility Termination Date shall be of such duration as selected by the Agent.

               "TRANSACTION DOCUMENTS" means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, each Subordinated Note (as defined in the Receivables Sale

Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

               "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

               "UNMATURED AMORTIZATION EVENT" means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

               "U.S. GAAP" means accounting principles generally accepted in the United States of America as recommended by the Financial Accounting Standards Board as in effect as of the date hereof applied consistently with the audited financial statements of Parent and its Consolidated Subsidiaries for the year ended December 31, 1999.

               "WACHOVIA" means Wachovia Bank, N.A. in its individual capacity and its successors.

               "YIELD" means for each Tranche Period relating to a Receivable Interest funded through a Liquidity Funding, an amount equal to the product of the applicable Yield Rate for such Receivable Interest multiplied by the Invested Amount of such Receivable Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

               "YIELD RATE" means, with respect to each Receivable Interest funded through a Liquidity Funding, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

               "YIELD RESERVE" means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

               ALL ACCOUNTING TERMS NOT SPECIFICALLY DEFINED HEREIN SHALL BE CONSTRUED IN ACCORDANCE WITH U.S. GAAP. ALL TERMS USED IN ARTICLE 9 OF THE UCC IN THE STATE OF NEW YORK, AND NOT SPECIFICALLY DEFINED HEREIN, ARE USED HEREIN AS DEFINED IN SUCH ARTICLE 9.